Pricing Supplement No. 10                       Filing under Rule 424(b)(3)
Dated June 11, 1998                             Registration File No. 333-12179
(To Prospectus dated September 30, 1996 and     and  No.  33-57659
Prospectus Supplement dated November 15, 1996)

                                 $200,000,000
                          WEINGARTEN REALTY INVESTORS
                          MEDIUM-TERM NOTES, SERIES A

Principal amount:  $2,000,000                   Floating Rate Notes:  N/A
Interest  Rate (if fixed rate): 6.47%           Interest rate basis:  N/A
Stated Maturity:  June 16, 2008                 Paper  Rate
Specified  Currency:  U.S. $                    Prime Rate
Applicable Exchange Rate (if  any):                   LIBOR
    U.S. $1.00 = N/A                                  Treasury Rate
Issue price (as a percentage of                       CD Rate
    principal amount):  100%                          Federal Funds Rate
Selling Agent's commission (%):  0.625%               Other
Purchasing Agent's discount                     Index Maturity:  N/A
    or commission (%):  N/A                     Spread:    N/A
Net proceeds to the Company (%): 99.375%        Spread Multiplier:  N/A
Settlement date (original                       Maximum Rate:  N/A
    issue date): June 16, 1998                  Minimum Rate:  N/A
Redemption Commencement                         Initial Interest Rate:  N/A
    Date (if any):  N/A                         Interest Reset Date(s):  N/A
Interest Determination Date(s):  N/A            Optional Repayment Date:
Calculation Date(s):  N/A                       Cusip # 948 74R BA 3
Interest Payment Date(s):  3/15,  9/15
Regular Record Date(s):  3/1,  9/1

    Redemption prices (if any): The Redemption Price shall initially be N/A% of the principal amount of such Notes to be redeemed.

    If such Notes are denominated in other than U.S. dollars, the applicable Foreign Currency Supplement is attached hereto.

    Additional  terms:    N/A

    As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $118,000,000.

    "N/A" as used herein means "Not Applicable." "A/S" as used herein means "As stated in the Prospectus Supplement referred to above."

                            GOLDMAN, SACHS & CO.